Exhibit (g)(1)(vi)

AMENDMENT TO

CUSTODY AGREEMENT

AMENDMENT made this day of , , to the Custody Agreement dated September 24, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“Custodian”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, the Trust desires to add new series to the Agreement under the same terms and conditions of the Agreement and the Custodian has agreed to add such series to the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend Schedule II to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Custodian agree to amend the Agreement as follows:

1.	Schedule II of the Agreement is hereby replaced with the attached Schedule II effective as of , .

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series identified on Schedule II attached hereto

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SCHEDULE II

To Custody Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of,

SERIES

ARK Innovation ETF

ARK Genomic Revolution ETF

ARK Next Generation Internet ETF

ARK Autonomous Technology & Robotics ETF

The 3D Printing ETF

ARK Israel Innovative Technology ETF

ARK Fintech Innovation ETF

ARK Space Exploration & Innovation ETF

ARK DIET Q1 Buffer ETF

ARK DIET Q2 Buffer ETF

ARK DIET Q3 Buffer ETF

ARK DIET Q4 Buffer ETF

ARK Active Autocallable Income ETF